Exhibit 99.2

BOISE INC.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award (the “Award”) is made as of March 15, 2011 (the “Award Date”), by and between Boise Inc. (“Boise”) and the individual named above (“you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions; Definitions. This Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are awarded the number of restricted stock units (“RSUs”) set out above, at no cost to you, and an equal number of related dividend equivalents, subject to the restrictions set forth in the Plan and this Agreement.

3.	Vesting. The Award is subject to the EBITDA Goal in Section 3.1 and to time-based vesting restrictions, as follows: fifty percent (50%) of the Award shall vest on March 15, 2013, and fifty percent (50%) of the Award shall vest on March 17, 2014.

3.1.	EBITDA Goal. On or before March 15, 2012, the Compensation Committee shall determine whether the company achieved $100 million of EBITDA in the 2011 fiscal year. If so, the performance goal shall be met, and RSUs shall vest based on the terms of this Agreement. If not, all RSUs subject to this Award shall be forfeited on March 15, 2012.

3.2.	Definition of EBITDA. EBITDA means Boise’s earnings before interest, taxes and non-cash items such as depreciation, depletion and amortization, adjusted for non-cash long-term compensation, calculated by Boise based on publicly-filed financial information.

4.	Termination of Employment. If you terminate employment before March 17, 2014, RSUs not vested at the time of your Termination of Employment will be treated as follows:

4.1.	If your Termination of Employment is a result of your death or total and permanent disability, all RSUs remaining unvested at the time of your Termination of Employment will vest as of the day after the date of termination.

4.2.	If your Termination of Employment is a result of your retirement and it constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the unvested RSUs, calculated as follows:

4.2.1.	If your Termination of Employment occurs before March 15, 2013, the portion of the Award scheduled to vest on March 15, 2013, multiplied by a fraction which is the number of full months worked since the Award Date over 24 months; or

4.2.2.	If your Termination of Employment occurs on or after March 15, 2013 and before March 17, 2014, the portion of the Award scheduled to vest on March 17, 2014, multiplied by a fraction which is the number of full months worked since March 15, 2013 over 12 months.

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For purposes of this Section 4.2, “retirement” means Termination of Employment at or after age 55 with at least 10 years of service with Boise, or Termination of Employment at or after age 65.

4.3.	If your Termination of Employment is a direct result of (i) the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce, or (ii) a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, in either case other than a Change in Control and as determined by Boise in its sole discretion, you execute a waiver/release in the form required by Boise, and the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the unvested RSUs calculated according to Section 4.2.1 or 4.2.2, as applicable.

4.4.	If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 4.2 or 4.3 above, but it is a “Qualifying Termination” under that severance agreement, and (iv) the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the unvested RSUs calculated according to Section 4.2.1 or 4.2.2, as applicable.

4.5.	Upon your voluntary or involuntary Termination of Employment for any other reason (including a Termination of Employment that is not a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder), any unvested portion of the Award will be forfeited.

4.6.	Any RSUs you receive under this Section 4 will vest and become payable as of the day after the date of your Termination of Employment (or, in the case of a Termination of Employment subject to Section 4.3 or 4.4, if execution of a waiver/release is required, 30 days after the date of your Termination of Employment, subject to the waiver/release becoming irrevocable by that date). Any unvested RSUs remaining will be forfeited.

4.7.	Section 162(m) Covered Employees. Notwithstanding the foregoing, if you are a “covered employee” under the terms of Internal Revenue Code Section 162(m) and the regulations thereunder for the tax year in which your Termination of Employment occurs, the following vesting provisions will apply. Any RSUs you receive under Section 4.1 will vest and become payable as of the day after the date of your Termination of Employment. Your receipt of any RSUs under Section 4.2, 4.3, or 4.4 will be subject to the satisfaction of the EBITDA Goal in Section 3.1. Any RSUs you receive under Section 4.2, 4.3, or 4.4 will vest as of the later of the day after the date of your Termination of Employment or March 15, 2012, but only if the EBITDA Goal has been certified as met. Any unvested RSUs remaining will be forfeited as of the later of the day after the date of your Termination of Employment or March 15, 2012.

5.	Change in Control. If a Change in Control occurs prior to March 17, 2014, which Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” as those terms are defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder, this Award shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to you, as described in Section 22 of the Plan.

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6.	No Transfer. The RSUs awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded RSUs prior to vesting will result in the immediate forfeiture of the awarded RSUs.

7.	Voting Rights. With respect to the awarded RSUs, you are not a shareholder and do not have any voting rights.

8.	Payment. Vested RSUs will be paid to you in whole shares of Stock. If the vesting calculation results in a fractional number of RSUs, the number of RSUs vesting at that time shall be rounded down to the next whole number. No fractional shares shall be issued.

8.1.

Time of Payment. The designated payment date for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder shall be the indicated vesting date for RSUs vesting pursuant to Section 3, and shall be the day after the date of Termination of Employment for RSUs vesting pursuant to Section 4 (or, for RSUs subject to the provisions of Section 4.7, March 15, 2012, if later). Delivery of shares pursuant to this Agreement shall be made as soon as practicable following vesting and in any case by the later of December 31st of the calendar year in which such vesting occurs or the 15th day of the third calendar month following the designated payment date.

8.2.	Delay for “Specified Employees.” To the extent required to comply with Section 409A of the Internal Revenue Code and the regulations thereunder, if you are a “specified employee” (within the meaning of Internal Revenue Code Section 409A(a)(2)(B)), notwithstanding Section 8.1, you shall not receive any payment pursuant to Section 4 within six months after the date of your Termination of Employment, provided that if your Termination of Employment is due to death, this delay shall not apply. Amounts otherwise payable within six months after the date of your Termination of Employment shall be paid on the date that is six months and one day after the date of your Termination of Employment, or, if such date is not a business day, the next business day following such date. No interest shall accrue during the six month period.

8.3.	Dividend Equivalent RSUs. If dividends are declared on Stock during the Award Period, upon vesting of the Award, you shall be entitled to receive a number of dividend equivalent RSUs determined by (i) multiplying the number of RSUs outstanding on each dividend payment date by the dividend per share of Stock to determine the dividend equivalent amount for each dividend payment date; and (ii) dividing the amount determined in (i) by the Fair Market Value of a share of Stock on the applicable vesting date to determine the number of dividend equivalent RSUs. Dividend equivalent RSUs shall be paid at the same time, in the same manner, and subject to the same vesting and other requirements and restrictions as the RSUs to which they relate.

9.	Clawback. Notwithstanding the vesting and payment terms above, this Award is subject to any compensation recovery (clawback) policy in effect at the time of vesting and/or payment.

You must electronically accept this Agreement on or before March 31, 2011, in order for the Award to be effective. If this Agreement is not accepted on or before March 31, 2011, the Award will be forfeited. The record of your electronic acceptance maintained by Boise or its vendor is conclusive and binding as to the time of your acceptance.

Boise Inc.

By:
Name:	Virginia Aulin
Title:	Vice President, Human Resources and Corporate Affairs

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